As filed with the Securities and Exchange Commission on September 14, 2015

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

True Drinks Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	84-1575085
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

18552 MacArthur Blvd., Suite 325
Irvine, California 92612
(Address of Principal Executive Offices)

2013 Stock Incentive Plan
(Full title of the plan)

Lance Leonard
Chief Executive Officer
True Drinks Holdings, Inc.
18552 MacArthur Blvd., Suite 325
Irvine, California 92612
(Name and address of agent for service)

(949) 203-3500
(Telephone number, including area code, of agent for service)

Copies to:
Daniel W. Rumsey
Managing Partner
Disclosure Law Group
600 W. Broadway, Suite 700
San Diego, California 92101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable pursuant to the 2013 Stock Incentive Plan	20,000,000	$0.20(2)	$4,000,000(2)	$464.80

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Registrant’s 2013 Stock incentive Plan (the “Plan”) specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on April 2, 2015;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC on May 14, 2015;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the SEC on August 13, 2015;

(d)	The Company’s Current Report on Form 8-K, as filed with the SEC on August 18, 2015;

(e)	The Company’s Current Report on Form 8-K, as filed with the SEC on September 8, 2015;

(f)	The Company’s Current Report on Form 8-K, as filed with the SEC on September 11, 2015; and

(g)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-50875), filed with the SEC on June 29, 2004.

            Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

        Not applicable.

Item 5.	Interests of Named Experts and Counsel

        Not applicable.

Item 6.	Indemnification of Directors and Officers

          Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

        Not applicable.

Item 8.	Exhibits

Exhibit No.	Document Description	Incorporation by Reference

5.1	Opinion and Consent of Disclosure Law Group	Filed herewith.

23.1	Consent of Squar Milner LLP	Filed herewith.

99.1	2013 Stock Incentive Plan	Incorporated by reference from Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed March 31, 2014.

Item 9.	Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California, on September 14, 2015.

True Drinks Holdings, Inc.

By: /s/ Lance Leonard
Name: Lance Leonard
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Lance Leonard Lance Leonard	Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2015

/s/ Daniel Kerker Daniel Kerker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Treasurer and Secretary	September 14, 2015

/s/ Scot Cohen Scot Cohen	Directors	September 14, 2015

/s/ Neil LeVecke Neil LeVecke	Director	September 14, 2015

/s/ Ramona Cappello Ramona Cappello	Director	September 14, 2015

/s/ Kevin Sherman Kevin Sherman	Director	September 14, 2015